EXHIBIT 99.1



FOR IMMEDIATE RELEASE

FiberNet Completes Recapitalization - Converts Debt for Equity and Raises New Equity Capital


NEW YORK, Oct 31, 2002 -- FiberNet Telecom Group, Inc. (FTGX), a leading provider of metropolitan optical connectivity, announced today it has completed its recapitalization, deleveraging its balance sheet and strengthening its financial position. The Company converted $66.0 million of senior secured indebtedness into equity and raised an additional $3.8 million of new equity capital in a private offering. In addition, the Company exchanged shares of common stock for the surrender of a promissory note and converted all of its outstanding preferred stock into shares of common stock. For additional information including specific details on each transaction, please refer to the Company's Form 8-K to be filed with the Securities and Exchange Commission, with respect to these transactions.

Michael S. Liss, President and CEO of FiberNet said, "We are very pleased to have completed the recapitalization of our Company. Our ability to complete an equity financing in this market validates the value of our business strategy, focusing on transport and collocation in gateway metropolitan markets, and our lenders have once again demonstrated their support for FiberNet. Although the environment for telecommunications companies continues to be challenging, FiberNet has distinguished itself by solidifying its capital structure."

As a result of the recapitalization, the Company has reduced its borrowings under its senior secured credit facility by $66.0 million, and the applicable interest rate on the remaining outstanding borrowings of $33.4 million has been reduced from LIBOR+450 basis points to LIBOR+375 basis points. In addition, all interest on any senior secured credit facility borrowings that accrues prior to June 30, 2003 will be capitalized and added to the outstanding borrowings under the facility.

About FiberNet

FiberNet Telecom Group, Inc. enables carriers to connect directly with one another with unprecedented speed and simplicity over its 100% fiber optic networks. FiberNet manages high-density short-haul networks between carrier hubs within major metropolitan areas. By using FiberNet's next-generation infrastructure, carriers can quickly and efficiently deliver the full potential of their high bandwidth data, voice and video services directly to their customers.

FiberNet has lit multiple strands of fiber on a redundant and diversely routed SONET ring and IP architecture throughout New York City. In addition, the Company also provides services in Chicago and Los Angeles. FiberNet sets a new standard for the fastest local loop delivery and connectivity in carrier hubs and Class A commercial buildings, at speeds up to OC-192 SONET and Gigabit Ethernet. For more information on FiberNet, please visit the Company's website at http://www.ftgx.com.

Various remarks that we may make about the Company's future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company's most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

CONTACT: Michael S. Liss, President and Chief Executive Officer of FiberNet Telecom Group, Inc., +1-212-405-6200

URL:      http://www.ftgx.com



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